Exhibit 10.17

LYONDELLBASELL INDUSTRIES
PERFORMANCE SHARE UNIT AWARD AGREEMENT
By letter (the “Grant Letter”), effective as of the date specified in the Grant Letter (the “Grant Date”), LyondellBasell Industries N.V. (the “Company”), pursuant to the LyondellBasell Industries Long-Term Incentive Plan, as amended and restated effective May 28, 2021 (the “Plan”), has granted to the Participant a number of Stock Units (as defined in the Plan) equal to the Target multiplied by the Earned Percentage certified for the Performance Cycle, subject to the vesting provisions specified herein (the “PSU Award”). The applicable Target and Performance Cycle are set forth in the Grant Letter. The Earned Percentage shall be determined after the Performance Cycle based on the Performance Goals specified in the Grant Letter. This PSU Award is subject to adjustment as provided in the Plan, and the following terms and conditions (the “Award Agreement”):
1.Relationship to Plan and Company Agreements.
This PSU Award is a Performance Award under the Plan and is subject to all applicable Plan terms, conditions, provisions and administrative interpretations, if any, adopted by the Committee. Except as defined in this Award Agreement, capitalized terms have the same meanings ascribed to them in the Plan. This Award Agreement is intended to satisfy any obligation of the Company to provide a performance share unit award to the Participant under any employment agreement between the Company and the Participant or otherwise, and the Participant agrees and acknowledges that this Award Agreement fulfills the Company’s obligations under the employment agreement, this Award Agreement shall be interpreted and construed to the fullest extent possible consistent with such employment agreement, and in the event of a conflict between the terms of such employment agreement and the terms of this Award Agreement, the terms of this Award Agreement shall control.
2.Definitions.
The following definitions apply to this Award Agreement:
(a)“Date of Termination” means the date on which the Participant ceases to be an Employee.
(b)“Disability” means a permanent and total disability as defined in the applicable long-term disability plan of the Participating Employer. “Disabled” has the correlative meaning.
(c)“Earned Percentage” means the percentage of the Target that is earned during the Performance Cycle. The Earned Percentage is multiplied by the Target to determine the number of Stock Units granted under this PSU Award. The Earned Percentage shall be determined in accordance with the following:
(i)Following the close of the Performance Cycle, the Committee shall determine and certify the Earned Percentage for the Performance Cycle.
(ii)The Earned Percentage shall not exceed 200 percent.
(iii)In the event any action or failure to act by the Participant constitutes Cause, the Committee may reduce the Participant’s Earned Percentage to the extent the Committee deems appropriate under the circumstances.
(iv)In the event of a Change of Control, the Earned Percentage shall be calculated by reference to the attainment of Performance Goals as of the close of the last quarter ending on or before the Change of Control.

(d)“Enhanced Retirement” means the Participant’s termination of service, other than termination of service for Cause, on or after age 60 with 10 years of service with the Company and/or an Affiliate.
(e)“Misconduct” means any act or failure to act that (i) contributes to the Company having to restate all or a portion of its financial statements and materially increases the value of the compensation received by the Participant and/or (ii) caused or was intended to cause a violation of the policies of the Company or an Affiliate.
(f)“Performance Cycle” means the three-calendar-year period set forth in the Grant Letter.
(g)“Performance Goals” means the performance goal or goals as set forth in the Grant Letter.
(h)“Retirement” means the Participant’s termination of service, other than termination of service for Cause, on or after the earliest of (i) age 55 with 10 years of service with the Company and/or an Affiliate, (ii) the time of retirement as defined in a written agreement between a Participant and a Participating Employer, or (iii) outside the U.S., the time when retirement is permitted and the Participant is eligible to receive a company retirement benefit under applicable law with respect to the Participant’s primary place of employment.
(i)“Target” means the projected target number of Stock Units, as determined by the Committee and set forth in the Grant Letter, that may be payable to the Participant in satisfaction of this Award Agreement if the Committee determines that all Performance Goals for the Performance Cycle have been achieved and certifies an Earned Percentage of 100%.
3.Vesting Schedule.
(a)The PSU Award shall fully vest upon the date following the end of the Performance Cycle upon which the Committee certifies the Earned Percentage applicable to the Performance Cycle (“Vesting Date”), provided that the Participant is in continuous employment with a Participating Employer from the Grant Date through the Vesting Date. Except as provided below, the PSU Award shall be forfeited if the Participant terminates employment prior to the Vesting Date.
(b)Notwithstanding paragraph (a), Participant shall become vested in the PSU Award upon the Vesting Date, provided that Participant terminates employment prior to the Vesting Date due to an Enhanced Retirement.
(c)Notwithstanding paragraph (a), the Participant shall become vested in a pro-rated portion of the PSU Award upon the earliest of (i) the date the Participant becomes Disabled while employed by a Participating Employer or (ii) the Participant’s Date of Termination due to Retirement, death or involuntary termination not for Cause. The portion of the PSU Award that shall vest under this paragraph shall be determined by multiplying the number of Stock Units granted under the PSU Award (which is equal to product of the Target and the Earned Percentage for the Performance Cycle) by a fraction, the numerator of which shall be the number of whole calendar months of the Participant’s employment in such Performance Cycle ending on the earliest of the date of Disability or Date of Termination, as applicable, and the denominator of which shall be the number of whole calendar months in the Performance Cycle; provided that for purposes of this Section 3(c), partial service in a calendar month shall be considered service for the whole calendar month. If the Participant is eligible for Enhanced Retirement, this paragraph (c) shall not apply and paragraph (b) shall control.

2025 Form of Award

(d)Notwithstanding paragraph (a), upon a Change of Control, the Earned Percentage shall be calculated by reference to the attainment of Performance Goals as of the close of the last quarter ending on or before the Change of Control in accordance with Section 2(c)(iv). Following the Change of Control, the Participant shall fully vest in the PSU Award on the last day of the Performance Cycle, if the Participant is in continuous employment with a Participating Employer from the Grant Date through such date or the Participant’s Date of Termination prior to such date was due to an Enhanced Retirement and shall forfeit the PSU Award if the Participant terminates prior to vesting and without qualifying for an Enhanced Retirement. Notwithstanding the foregoing, the Participant shall become vested in a pro-rated portion of the PSU Award upon the earlier to occur of (i) a vesting event under Section 3(c) or (ii) an involuntary termination of employment of the Participant within one year following the Change of Control for any reason other than Cause (including a constructive termination of employment for good reason (as defined in Section 10 of the Plan)). The portion that shall vest shall be determined by multiplying the number of Stock Units granted under the PSU Award (which is equal to product of the Target and the Earned Percentage determined at the time of the Change of Control) by a fraction, the numerator of which shall be the number of whole calendar months of the Participant’s employment in such Performance Cycle ending on the earliest vesting event and the denominator of which shall be the number of whole calendar months in the Performance Cycle. For this purpose, partial service in a calendar month shall be considered service for the whole calendar month.
(e)Notwithstanding the foregoing, in the event a Participant: (1) takes a leave of absence from the Company for personal reasons or as a result of entry into the Armed Forces of the United States, or (2) terminates employment for reasons which, in the judgment of the Committee, are deemed to be special circumstances, the Committee may consider such circumstances and may take such action (to the extent consistent with Section 409A of the Code) as it may deem appropriate under the circumstances, including extending the rights of a Participant to continue participation in the Plan beyond his Date of Termination; provided, however, that in no event may participation be extended beyond the term of the Performance Cycle in question.
(f)Notwithstanding the foregoing, if the entity that is deemed to be the plan sponsor with respect to this PSU Award is or becomes a “nonqualified entity” (within the meaning of Section 457A(b) of the Code and applicable guidance thereunder), the provisions of Sections 3(b), 3(c), 3(d) and 3(e) shall not apply with respect to any Participant who is a U.S. taxpayer if and to the extent such provisions would cause any amounts payable hereunder to be subject to Section 457A of the Code.
(g)For all purposes of this PSU Award, involuntary termination not for Cause does not include the Participant’s voluntary termination of employment pursuant to a voluntary separation plan of a Participating Employer.
4.Terms and Conditions.
The Participant shall not be entitled to any payment under Section 6 until the PSU Award vests under Section 3. No rights related to the PSU Award may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the vesting of the PSU Award. The PSU Award shall be forfeited on the date the Participant’s employment terminates except as otherwise provided in this Award Agreement.
5.Registration of Units.
The Participant’s right to receive Common Stock in settlement of the PSU Award shall be evidenced by book entry (or by such other manner as the Committee may determine).

2025 Form of Award

6.Settlement.
When the PSU Award, or a portion thereof, vests under Section 3, the Participant shall become entitled to receive a number of shares of Common Stock equal to the number of Stock Units granted under the PSU Award that have vested. Subject to Section 13 hereof, such shares of Common Stock shall be paid in a single lump sum payment within ninety (90) days following the end of the Performance Cycle; provided, however, that in the event a pro-rata portion of the PSU Award vests upon an involuntary termination of employment of the Participant within one year following a Change of Control pursuant to Section 3(d), the shares of Common Stock shall be paid in a single lump sum payment within sixty (60) days after the Participant’s termination of employment. Any shares of Common Stock paid under this PSU Award shall remain subject to the clawback provisions as set forth in Section 15.
To the extent that the shares of Common Stock that a Participant is entitled to receive in accordance with Section 3 are delivered to such Participant by means of the issuance of new shares of Common Stock, the PSU Award shall also include the grant of the euro par value cash amount required to satisfy the obligation of the Participant to pay-up such newly issued shares of Common Stock resulting from the vesting of the PSU Award from the Company, such cash entitlement to be set-off against the payment obligation for the shares of Common Stock.
7.Dividend Equivalents.
If, prior to the date shares of Common Stock are settled on the Participant in accordance with Section 6, the Company declares a dividend on shares of Common Stock, then the Participant’s Target shall be increased by the amount of the dividend the Participant would have received if he had been the actual owner on the dividend date of one share of Common Stock for each Stock Unit of the Participant’s Target. The increase in the Target shall be calculated as follows:
(a)In the event of a stock dividend, the Target shall be increased by one Stock Unit for each share of Common Stock (rounded to the nearest whole share) the Participant would have received under the dividend.
(b)In the event of a cash dividend, after the Performance Cycle the Target shall be increased by the number of Stock Units determined by dividing the value of all cash dividends the Participant would have received during the Performance Cycle by the fair market value of one share of Common Stock as of the last day of the Performance Cycle (rounded to the nearest whole share).
Any increase in the Target granted under this Section 7 shall be subject to the same terms and conditions as the original Target and shall vest and be forfeited (if applicable) at the same time as the original Target.
8.Withholding.
The Company shall withhold from the PSU Award shares of Common Stock having a Fair Market Value equal to all taxes required to be withheld with respect to the award of the PSU Award. In the event all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the PSU Award cannot be satisfied in this manner, no shares of Common Stock shall be delivered to or for a Participant unless provision to pay required withholding has been made to the Committee’s satisfaction.
9.Expatriate Participants.
Payments of Awards made to expatriate Participants will be, pursuant to the applicable expatriate assignment policy of the Participating Employer, tax normalized based on typical income taxes and social security taxes in the expatriate Participant’s home country relevant to the expatriate Participant’s domestic circumstances.

2025 Form of Award

10.No Fractional Shares.
No fractional shares of Common Stock are permitted in connection with this Award Agreement. Any fractional number of Stock Units payable under the PSU Award shall be rounded up to the nearest whole share of Common Stock. Any shares of Common Stock withheld pursuant to Section 8 shall be rounded to whole shares in the manner determined by the Committee to be appropriate to satisfy the minimum statutory withholding requirements.
11.Successors and Assigns.
This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), but the Participant may not assign any rights or obligations under this Award Agreement except to the extent and in the manner expressly permitted.
12.No Guaranteed Employment.
No provision of this Award Agreement shall confer any right to continued employment.
13.Section 409A.
It is intended that the provisions of this Award Agreement satisfy the requirements of Section 409A of the Code and the accompanying U.S. Treasury Regulations and pronouncements thereunder, and that the Award Agreement be operated in a manner consistent with such requirements to the extent applicable.
For purposes of Section 409A of the Code, (i) if the Participant vested pursuant to Section 3(b), 3(c) or 3(d), other than under clause (ii) of Section 3(d), the time of settlement under Section 6 constitutes a specified time within the meaning of Section 1.409A-3(a)(4) of the Treasury Regulations and (ii) if the Participant vested pursuant to Section 3(a) or 3(d)(ii), the time of settlement under Section 6 is within the short-term deferral period described in Section 1.409A-1(b)(4) of the Treasury Regulations.
If the Participant is a U.S. taxpayer and is treated as a “specified employee” within the meaning of Section 409A as of the date of the Participant’s termination, then any transfer of shares payable upon the Participant’s “separation from service” within the meaning of Section 409A which are subject to the provisions of Section 409A and are not otherwise excluded under Section 409A and would otherwise be payable during the first six-month period following such separation from service shall be paid on the fifteenth business day next following the earlier of (1) the expiration of six months from the date of the Participant’s termination or (2) the Participant’s death.
14.Restrictive Covenants.
(a)This Section 14 shall apply if the Participant is eligible for Enhanced Retirement and the PSU Award vests under Section 3(b), or if the Participant is eligible for Retirement and the PSU Award vests under Section 3(c).

2025 Form of Award

(b)Acknowledgment of Access to Confidential Information and Trade Secrets. Participant agrees and acknowledges that during employment with the Company, Participant will be provided with, develop, and will use confidential and proprietary information and trade secrets of the Company. The confidential and proprietary information and trade secrets include, but are not limited to, the Company’s business strategies, non-public financial information, identities of clients and suppliers, pricing and margin information, and any other information that Participant receives as a result of employment with the Company and that provides the Company with an economic benefit from being confidential, whether in written, tangible, electronic or any other form or media (collectively, “Confidential Information”). Confidential Information does not apply to such information which is known to the public so long as such knowledge does not result from a breach of any provision of this Award Agreement by Participant.
(c)Protection of Company Confidential Information and Trade Secrets. Except as expressly authorized by the Company or in order to carry out the duties and responsibilities as an employee for the Company, Participant will not disclose, directly or indirectly, in any way to anyone the Company’s Confidential Information or improperly make use of Confidential Information both during employment with the Company and at any time after employment with the Company terminates. Pursuant to 18 U.S.C. USC § 1833(b), and as set forth fully therein, notice is hereby given that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court or agency proceeding. If the filing is a matter of public record (as before a court), any document containing the trade secret should be filed under seal , except pursuant to court order. Nothing in this Agreement prohibits or restricts you from initiating communication with, filing a report, charge, or complaint with, providing documents to, or cooperating in any investigation or proceeding of the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other securities regulatory agency or authority, which you may do without notice to or approval of any member of the LyondellBasell Group or the Company.
(d)Non-Competition. Participant agrees that for a period of twelve (12) months following the date Participant’s employment with the Company ends due to Retirement, or twenty-four (24) months following the date Participant’s employment with the Company ends due to Enhanced Retirement, Participant shall not (i) perform any duties or responsibilities which are similar to those Participant performed on behalf of the Company in the twenty-four (24) months prior to termination of employment for any person or entity who offers services or products, or both, competitive to those offered by the Company at the time of termination of employment, or (ii) perform any duties or responsibilities for any person or entity whereby Particpant uses (or may use) Confidential Information of the Company. This restriction shall apply in any geographic area in which the Company does business as of the date of termination of employment.

2025 Form of Award

(e)Non-Interference of Company Relationships. Participant agrees that for a period of twelve (12) months following the date Participant’s employment with the Company ends due to Retirement, or twenty-four (24) months following the date Participant’s employment with the Company ends due to Enhanced Retirement, Participant shall not, directly or indirectly, influence, induce, solicit or otherwise take action intended to disrupt, limit or interfere with any customer, supplier, or vendor relationship which Participant had responsibility for or learned Confidential Information about in the twenty-four (24) months preceding the termination of employment.
(f)Non-Solicitation of Employees. Participant agrees that for a period of twelve (12) months following the date Participant’s employment with the Company ends due to Retirement, or twenty-four (24) months following the date Participant’s employment with the Company ends due to Enhanced Retirement, Participant shall not, directly or indirectly, influence, induce, solicit or otherwise take action intended to disrupt, limit or interfere with the relationship of the Company and any employee with whom Participant interacted or knew about through employment at the Company in the twenty-four (24) months preceding the termination of employment.
(g)Non-Disparagement. Participant agrees that Participant shall not at any time engage in any form of conduct, or make any statement or representation, either oral or written, that disparages, impugns or otherwise impairs the reputation, goodwill or interests of the Company, or any of its officers, directors, shareholders, representatives, and/or employees or agents in either the individual or representative capacities of any of the foregoing individuals (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments). Nor shall Participant direct, arrange or encourage others to make any such derogatory or disparaging statements on Participant's behalf. Nothing in this paragraph, however, shall prevent Participant from providing truthful testimony or information in any proceeding or in response to any request from any governmental agency, or judicial, arbitral or self-regulatory forum, or as otherwise required by applicable law.
(h)Cooperation. Participant agrees to cooperate with the Company by making Participant reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company in any such action, suit, or proceeding, by providing information and meeting and consulting with the Company and its employees, representatives and counsel.
(i)Irreparable Harm. Participant acknowledges that the Company has a legitimate need to protect itself from improper or unfair competition and to protect its Confidential Information, as well as the Company’s relationships with its business partners and employees, and that the restrictions contained in this Award Agreement are reasonable and necessary to protect the Company’s operations, legitimate competitive interests, and Confidential Information. Participant also recognizes the highly competitive nature of the Company’s business and that irreparable harm would be caused by Participant’s violation of the restrictions contained herein.
(j)Remedies. Participant agrees that the Company’s remedies at law for any violation of this Agreement are inadequate and that the Company has the right to seek injunctive relief in addition to any other remedies available to it. Therefore, if Participant breaches or threatens to breach this Agreement, the Company is entitled to specific performance and injunctive relief, in addition to any other remedies, including but not limited to monetary damages, without the posting of a bond. Participant further agrees to pay any and all legal fees, including without limitation, all attorneys’ fees, court costs, and any other related fees and/or costs incurred by the Company in enforcing this Award Agreement. Participant further agrees that a court may extend the duration of the restrictions in Section 14 of this Award Agreement equal to any period of time in which Participant is in violation of this Award Agreement.

2025 Form of Award

15.Clawback.
(a)If (i) the Committee determines that the Participant has either engaged in, or benefitted from, Misconduct and (ii) the Participant is classified at a level of M-4 or above in the LyondellBasell Group compensation classification system at the time of such determination, upon notice from the Company, the Participant shall reimburse to the Company all or a portion of any amounts (whether in cash or shares) received under this PSU Award (or forfeit all or any portion of this PSU Award to the extent it has not yet been received) as the Committee deems appropriate under the circumstances. Such notice shall be provided within the earlier to occur of one year after discovery of the alleged Misconduct or the second anniversary of the Participant’s Date of Termination.
(b)If the Committee determines that the Participant has violated any of the obligations set forth in Section 14 of this Award Agreement, upon notice from the Company, the Participant shall reimburse to the Company all or a portion of any amounts (whether in cash or shares) received under this Award Agreement (or forfeit all or any portion of this PSU Award to the extent it has not yet been received) as the Committee deems appropriate under the circumstances. Such notice shall be provided within the earlier to occur of one year after discovery of the alleged violation or the second anniversary of the Participant’s Date of Termination.
(c)To the extent required by (i) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards; (ii) any policy that has been or may be adopted by the Board or committee thereof, including the Clawback Policy effective May 19, 2023, and amended on February 21, 2024, or as it may be amended from time to time; or (iii) the provisions of any agreement executed by the Participant, the Participant shall reimburse to the Company all or a portion of the compensation received, including under this Award Agreement (or an amount equal thereto), to the extent necessary to comply with such law(s), policy, and/or agreement, or as the Committee deems appropriate under the circumstances, which clawback may include forfeiture and/or recoupment of such amounts or benefits.
16.Choice of Law.
This Award Agreement shall be governed by the laws of the State of Texas, without regard to conflict of laws principles.
17.Jurisdiction and Forum.
Any action arising out of this Award Agreement or the relationship between the parties established herein shall be brought only in the state or federal courts of the State of Texas, and Participant hereby consents to and submits to the exclusive jurisdiction of such courts.
18.Savings Clause.
It is expressly understood and agreed that although the Company and Participant consider the restrictions contained in Section 14 of this Award Agreement to be reasonable for the purpose of preserving the Company’s Confidential Information, as well as the Company’s relationships with its business partners and employees, if any restrictive covenant set forth in Section 14 of this Award Agreement is found by any court having jurisdiction to be invalid or unreasonable, the restrictive covenant shall be limited and reduced so as to contain the maximum restrictions permitted by applicable law. The restrictive covenants set forth in Section 14 of this Award Agreement shall be interpreted consistent with, and limited to the extent necessary to comply with, applicable rules of professional conduct. All remaining provisions of this Award Agreement, and/or portions thereof, shall remain in full force and effect.

2025 Form of Award

19.Waiver.
The Company’s failure to enforce any provision(s) of this Award Agreement shall not in any way be construed as a waiver of any such provision(s) or prevent the Company thereafter from enforcing each and every other provision of this Award Agreement.
LYONDELLBASELL INDUSTRIES N.V.
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Note: For Mr. Rhenman, our Executive Vice President, Advanced Polymer Solutions, “Retirement” also includes termination of service on or after age 65. For our Chief Executive Officer, Mr. Vanacker, “Retirement” includes termination of service on or after age 55 with 7 years of service and for our Chief Financial Officer, Mr. McMurray, “Retirement” includes termination of service on or after age 55 with 6 years of service.

2025 Form of Award